Exhibit 4.50

Contract No.: 3210812011CR0093

Electronic Supervision No.: 3210812011B00966

Contract for Assignment of Land Use Right of

State-owned Construction land

Formulated by	Ministry of Land and Resources of the People’s Republic of China

State Administration for Industry and Commerce of the People's Republic of China

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Contract for Assignment of Land Use Right of State-owned Construction land

Parties to this Contract:

Assignor: Yizheng Land and Resources Bureau

Postal Address: No.123 North of Gongnong Road, Yizheng

Zip Code: 211400

Tel: 0514-83417993;

Fax: 0514-83417997;

Opening Bank:

Account No.:

Assignee: China Sunergy (Yangzhou) Co., Ltd.

Postal Address:

Zip Code: 211400

Tel: 0514-89388008

Fax:

Opening Bank:

Account No.:

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Chapter 1 General Provisions

Article 1 This Contract is made and entered into by and between the parties in accordance with provisions of Real Right Law of the People’s Republic of China, Contract Law of the People’s Republic of China, Law of the People’s Republic of China on Land Administration, Law of the People’s Republic of China on Urban Real Estate Administration and other laws, relevant administrative regulations and land supply policies under the principle of equality, free will, compensation and good faith.

Article 2 The ownership of the land to be assigned remains with the People’s Republic of China. The Assignor assigns the rights to use the state-owned construction land as authorized by law. The underground resources and hidden properties are not within the scope of assignment of the right to use the state-owned construction land.

Article 3 The Assignee enjoys the right to possess, use, benefit from and lawfully dispose the state-owned construction land obtained according to law within the term of assignment, and has the right to make use of such land to construct buildings, structures and ancillary facilities according to law.

Chapter 2 Delivery of Land to be Assigned and Payment of Assignment Price

Article 4 The number of land parcel to be assigned hereunder is 2011 (industry)-26, the total area of such land parcel (in words) is Eighty Two Thousand Nine Hundred and Five square meters (in figures: 82905 square meters), and the area of the land parcel to be assigned (in words) is Eighty Two Thousand Nine Hundred and Five square meters (in figures: 82905 square meters).

The land parcel to be assigned hereunder is located at Baozhuang Team, Dayi Team, Xinsi Team and Chuzhuang Team of Yuejiang Village Collectivity, Shieryu Office.

The ichnographic boundary of the land parcel to be assigned hereunder is east side of Mintai Street, Development Zone. See the ichnographic boundary map of the land parcel to be assigned in Annex 1.

The vertical limits of the land parcel to be assigned hereunder is to take   /    as its upper limit and to take    /    as its lower limit with the altitude difference of   /   meters. See the vertical limits of the land parcel to be assigned in Annex 2.

The space range of the land parcel to be assigned refers to the closed space formed by the vertical plane composed of the aforesaid boundary points and the elevation plane composed of the upper and lower limits.

Article 5 The use purpose of the land parcel to be assigned hereunder is for industry land.

Article 6 The Assignor agrees to deliver the land parcel to be assigned to the Assignee prior to May 17, 2012. The Assignor agrees that such land parcel shall meet the following land conditions as specified in Paragraph 1 of this Article at the time of delivery of land:

1. The ground level shall be changed to a natural smooth horizontal surface, and the line rod shall be removed by the Assignee on its own. The surrounding infrastructure shall be as it was at the time of listing.

2. Current land conditions   /  .

Article 7 The term of assignment of the right to use the state-owned construction land under this Contract is 50 years, calculating from the date of delivery of land as agreed in Article 6 hereof. In case of application for completion of the formalities on originally allotted (or leased) state-owned construction land, the term of assignment shall be calculated from the date of signing of the contract.

Article 8 the assignment price of the right to use the state-owned construction land of the land parcel hereunder shall be (in words) RMB Eighteen Million Four Hundred and Ten Thousand Yuan Only (in figures: 18,410,000yuan), and the amount per square meter is (in words) RMB Two Hundred and Twenty Two Point Zero Six Yuan (in figures: 222.06yuan).

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Article 9 the deposit of the land parcel hereunder shall be (in words) RMB Three Million Six Hundred Eighty Thousand Yuan Only (in figures: 3,680,000yuan), and may offset part of the payment for assignment price.

Article 10 The Assignee agrees to pay the assignment price for the right to use the state-owned construction land to the Assignor according to provisions of Paragraph 1 of this Article:

1. The assignment price for the right to use the state-owned construction land shall be paid up in lump sum within 10 days from the date of this Contract;

2. The assignment price for the right to use state-owned construction land shall be paid by 1 installment according to the following time and amount:

First Installment: In words: RMB Eighteen Million Four Hundred and Ten Thousand Yuan Only (in figures: 18,410,000yuan); payment time: before November 27, 2011.

Second Installment: In words: RMB / (in figures: / yuan); payment time: before / .

Third Installment: In words: RMB / (in figures: / yuan); payment time: before / .

Fourth Installment: In words: RMB / (in figures: / yuan); payment time: before / .

In case the assignment price for the right to use state-owned construction land is paid by installments, the Assignee, when paying the second and each subsequent installment of assignment price, agrees to pay interests to the Assignor at the loan rate published by the People’s Bank of China on the date when the first installment of land assignment price is paid.

Article 11 The Assignee shall, after completion of payment for assignment price for this land parcel in full according to this Contract, apply for registration of assignment of the right to use state-owned construction land by presenting this Contract and relevant supporting materials including the payment receipt of assignment price.

Chapter 3 Development, Construction and Utilization of Land

Article 12 The Assignee agrees with the development and investment intensity of the land parcel hereunder as specified in Paragraph 1 of this Article:

1. Where the land parcel hereunder is used for construction of industrial projects, the Assignee agrees the aggregate investment of fixed assets in the project of the land parcel hereunder shall not be less than the approved or registered amount, i.e. (in words) RMB Three Hundred and Seventy-five Million Yuan (in figures: 375,000,000yuan), and the investment intensity shall not be less than (in words) RMB Four Thousand Five Hundred Twenty Three Point Two Five Yuan (in figures: 4,523.249502yuan). The aggregate investment of fixed assets in construction project of the land parcel hereunder includes buildings, structures and ancillary facilities, equipment investment and assignment price.

2. Where the land parcel hereunder is used for construction of non-industrial projects, the Assignee agrees the total amount of development and investment in the land parcel hereunder shall not be less than (in words) RMB / yuan (in figures: / yuan).

Article 13 The new buildings, structures and their ancillary facilities established by the Assignee within the scope of the land parcel hereunder shall meet the planning conditions for land parcel to be assigned as determined by municipal (county) planning administration, including:

Nature of Main Building: Industry;

Nature of Ancillary Buildings: according to requirement of the planning;

Total Building Area: 58,033.50 square meters;

Floor Area Ratio shall not be higher than   /   and not lower than 0.70;

Building Height Limitation:  / meters;

Building Density shall not be higher than   /   and not lower than   40%;

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Greening Rate shall not be higher than 20% and not lower than ;

Other requirements for land utilization are detailed in YiGuiDiShe No. 2011038.

Article 14 The Assignee agrees to develop the land parcel hereunder according to provisions of Paragraph 1 of this Article:

1. The land parcel hereunder is used for construction of industrial projects. In accordance with the planning and design conditions determined by the planning department, the floor area of facilities used for enterprise internal administration and living service within the scope of land parcel to be assigned under this Contract shall not be more than 7% of the area of the land parcel to the assigned, i.e. not more than 5,803.35 square meters, and the building area shall not be more than /   square meters. The Assignee agrees not to build non-productive facilities such as complete sets of houses, experts’ floor, hotel, guest house and training center within the scope of land parcel to the assigned.

2. The land parcel hereunder is used for construction of residential projects. In accordance with the planning and construction conditions determined by the planning and construction administration, the total number of apartments constructed within the scope of land parcel to be assigned under this Contract shall not be less than   /  sets, of which, the apartments with the building area of less than 90 square meters shall not be less than  /  sets. The requirement of dwelling size of the apartments shall be   /. The land area used for developing apartments under 90 square meters within the scope of the land parcel hereunder shall not be less than  /  % of the total construction area of the land parcel. The Assignee agrees to dispose the supporting indemnificatory housing including affordable housing and low-rent housing constructed within the scope of the land parcel hereunder after their completion in the   /   of the following ways:

1) To transfer to the l government;

2) To be purchased by the government;

3) To enforce relevant provisions of the government on administration of construction and sale of affordable housing;

4)    /    ;

5)        .

Article 15 The Assignee agrees to synchronously construct the following supporting projects within the scope of the land parcel hereunder and transfers them to the government without compensation upon completion thereof:

I.    /   ;

2.         ;

3.         .

Article 16 The Assignee agrees the land construction project hereunder shall commence prior to November 17, 2012 and finish prior to November 17, 2014.

If the commencement can not be on schedule, the Assignee shall submit the application for deferrable construction to the Assignor 30 days in advance. After the deferrable construction is approved by the Assignor, the completion time shall be extended accordingly. However, the term of deferrable construction shall not exceed one year.

Article 17 When doing construction in the land parcel hereunder, the Assignee shall enforce relevant rules to handle the interface and introduction engineering of water, gas, sewer and other facilities with main pipelines and substations outside the land parcel.

The Assignee agrees the entering, passing and crossing of various pipes and pipelines laid by the government for public purposes. However, if the use function of the land parcel is affected therefrom, the government or the constructing party of public utilities shall make reasonable compensation.

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Article 18 The Assignee shall utilize the land according to the land use and plot ratio agreed in this Contract, and any alteration thereto is prohibited. If it’s required to alter the land use agreed in this Contract within the term of assignment, the parties agree to enforce the provision of Paragraph 1 of this Article:

1. The Assignor shall withdraw the right to use construction land with compensation to the Assignee;

2. To go through the approval formalities for alteration to land use, sign the Agreement for Modification of Contract for Assignment of the Right to the Use of State-owned Construction land or resign a Contract for Assignment of the Right to the Use of State-owned Construction land. The Assignee shall make a supplementary payment for the balance between the evaluated market price of right to use construction land under the new land use at the time of approval of alteration and the evaluated market price of right to use construction land under the original land use, and conduct land modification registration.

Article 19 Within the term of use of the land parcel hereunder, the government reserves the right to adjust the planning thereof. In case of change in original planning, the buildings existed in such land parcel will not be affected. However, the alteration, renovation and reconstruction of buildings, structures and their ancillary facilities on this land parcel within the term of use or the renewal application upon expiration of such term must be subject to the planning in force at that time.

Article 20 The Assignor shall not withdraw the right to use state-owned construction land enjoyed by the Assignee according to law before the expiration of the term of use agreed in this Contract. Under special circumstances, where the right to use state-owned construction land is required to be withdrew in advance according to requirement of social public interests, the Assignor shall submit the same for approval according to legal procedure, and compensate the land user according to the value of buildings, structures and their ancillary families on the land at the time of withdraw, the evaluated market price of the right to use state-owned construction land within the remaining term of use, and the direct losses confirmed through appraisal.

Chapter 4 Transfer, Lease and Mortgage of Right to use State-owned Construction Land

Article 21 The Assignee is entitled to transfer, lease or mortgage the right to use the state-owned construction land in whole or in part after paying up the assignment price for right to use the state-owned construction land according to this Contract and receiving the State-owned Land Use Certificate. The initial transfer shall meet the conditions of Paragraph 1 of this Article:

1. The investment and development commenced according to this Contract and more than 25% of the total amount of development and investment has been completed;

2. The investment and development commenced according to this Contract and the industrial land or other construction land conditions have been formed.

Article 22 The contracts for transfer, lease and mortgage of right to use the state-owned construction land shall not violate provisions of national laws and regulations and terms of this Contract.

Article 23 With the transfer of the right to use the state-owned construction land in whole or in part, the rights and obligations specified in this Contract and the registration documents shall be transferred accordingly. The term of use of such right to use the state-owned construction land shall be the remainder of the term specified in this Contract minus the number of years in which the original land user used the land.

After the whole or part right to use the state-owned construction land hereunder is leased, the rights and obligations specified in this Contract and the registration documents shall still be borne by the Assignee.

Article 24 If the right to use the state-owned construction land is transferred or mortgaged, the parties thereto shall apply to the land and resources administration for land modification registration by presenting this Contract and corresponding transfer and mortgage contract and state-owned land use certificate.

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Chapter 5 Expiration

Article 25 Upon expiration of the term of use agreed in this Contract, the land user who needs to continue to use the land parcel hereunder shall submit the renewal application to the Assignor at latest one year prior to the expiration of such term. The Assignor shall approval the renewal except as required by the social public benefits to withdrawal the land parcel hereunder.

The term of use of residential construction land will be renewed automatically upon its expiration.

Where the Assignor agrees on the renewal, the land user shall go through compensable land-use formalities including assignment and lease according to law, resign contracts for compensable use of land including assignment and lease, and pay charges for compensable use of land including land assignment price and rent.

Article 26 If the land user applies for renewal upon expiration of land assignment term, and such application isn’t approved due to requirement of social public interests, the land user shall return the state-owned land use certificate and conduct cancellation registration of the right to use the state-owned construction land according to provisions. The right to use the state-owned construction land is taken back by the Assignor without compensation. The Assignor and the land user agree to dispose the buildings, structures and their ancillary facilities on the land parcel hereunder according to provision of Paragraph 1 of this Article:

1. The Assignor shall take back the above-ground buildings, structures and their ancillary facilities and compensate the land user according to the residual value of such buildings, structures and their ancillary facilities at the time of taking back;

2. The Assignor shall take back the above-ground buildings, structures and their ancillary facilities without compensation.

Article 27 If the land user doesn’t apply for renewal upon the expiration of land assignment term, the land user shall return the state-owned land use certificate and conduct cancellation registration of the right to use the state-owned construction land according to provisions. The right to use the state-owned construction land is taken back by the Assignor without compensation. The buildings, structures and their ancillary facilities on the land parcel hereunder will be taken back by the Assignor without compensation. The land user shall keep the above-ground buildings, structures and their ancillary facilities in good conditions and shall prevent them from human destruction. If the above-ground buildings, structures and their ancillary facilities can not be used normally, the Assignor may require the land user to move or demolish such above-ground buildings, structures and their ancillary facilities and recover the grading of the land.

Chapter 6 Force Majeure

Article 28 Either of the parties hereto shall be released from liabilities for failure of performance of this Contract in part or in whole due to force majeure, but shall take all necessary remedial measures to reduce the losses caused by force majeure to the extent permitted by the condition. The party shall not be released from liabilities if force majeure occurs during the period of delay in performance.

Article 29 When force majeure occurs, the affected party shall notify the other party within 7 days in writing such as letter, telegraph and fax, and shall submit the report and certificate stating the Contract can not be performed in whole or in part or the performance shall be delayed to the other party within 15 days after occurrence of force majeure.

Chapter 7 Liability for Breach

Article 30 The Assignee shall pay the assignment price for the right to use state-owned construction land on time according to this Contract. In case the Assignee fails to do so, it shall pay liquidated damages to the Assignor at the rate of 1 ‰ of payment in arrears on a daily basis from the date of late payment. In case the payment is delayed for more than 60 days, and the Assignee still can not pay the assignment price after required by the Assignor, the Assignor shall have the right to terminate the Contract and the Assignee is not entitled to return of deposit. The Assignor may also claim damages from the Assignee.

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Article 31 If the Assignee terminates the investigation and construction of this project for any reason attributable to the Assignee, proposes to the Assignor to terminate this Contract and requests returning the land, the Assignor shall, after submitting the same to the people’ government who originally approved the land assignment plan for approval and obtaining such approval, return all or part of assignment price (without interests accrued thereon) for the right to use the state-owned construction land other than the deposit agreed in this Contract and take back the right to use the state-owned construction land. The buildings, structures and their ancillary facilities constructed within the scope of such land parcel may not be compensated, and the Assignor may also require the Assignee to remove the constructed buildings, structures and their ancillary facilities and recover the grading of the land. However, if the Assignor is willing to continue to use the constructed buildings, structures and their ancillary facilities within the scope of such land parcel, the Assignee shall be compensated to some extent.

1. If the Assignee makes the application to the Assignor not less than 60 days before the end of one year from commencement date of construction agreed in this Contract, the Assignor shall return the assignment price for the right to use the state-owned construction land to the Assignee after deducting the deposit;

2. If the Assignee makes the application to the Assignor one year after the commencement date of construction but not less than 60 days before the end of two years from such commencement date, the Assignor shall return the remaining assignment price for the right to use the state-owned construction land to the Assignee after deducting the deposit agreed in this Contract and imposing the land idle fee according to relevant provisions.

Article 32 If the land is left unused for more than one year but less than two years for any reason attributable to the Assignee, the Assignee shall pay land idle fee according to law. If the land if left unused for two years and the construction fails to commence, the Assignor has the right to tack back the right to use the state-owned construction land without compensation.

Article 33 If the Assignee fails to start up the construction on the date as agreed in this Contract or on other date as separately agreed for deferrable construction, the Assignee shall pay liquidated damages to the Assignor at the rate of   1 ‰ of the total amount of assignment price for the right to use the state-owned construction land for each day of delay, and the Assignor has the right to require the Assignee to continue to perform the Contract.

If the Assignee fails to complete the construction on the date as agreed in this Contract or on other date as separately agreed for deferrable construction, the Assignee shall pay liquidated damages to the Assignor at the rate of   1 ‰ of the total amount of assignment price for the right to use the state-owned construction land for each day of delay.

Article 34 If the total investment of fixed assets, investment intensity and total amount of development and investment of this project fail to meet the standards as agreed in this Contract, the Assignor may require the Assignee to pay liquidated damages equal to such amount of assignment price for the right to use the state-owned construction land as calculated according to the proportion of the actual balance to the indicator of total investment and investment intensity as agreed, and may also require the Assignee to continue to perform the Contract.

Article 35 If any indicator such as the floor area ratio and building density of the land parcel hereunder is lower than the minimum standard as agreed in this Contract, the Assignor may require the Assignee to pay liquidated damages equal to such amount of assignment price for the right to use the state-owned construction land as calculated according to the proportion of the actual balance to the agreed minimum standard, and also has the right to require the Assignee to continue to perform the Contract. If any indicator such as the floor area ratio and building density is higher than the minimum standard as agreed in this Contract, the Assignor has the right to take back such part of area as higher than the maximum standard as agreed and also has the right to require the Assignee to pay liquidated damages equal to such amount of assignment price for the right to use the state-owned construction land as calculated according to the proportion of the actual balance to the agreed standard,

Article 36 If an indicator such as greening rate of industrial construction project, the proportion of land used for enterprise internal administration and living service facilities and the building area of enterprise internal administration and living service facilities is higher than the standard as agreed in this Contract, the Assignee shall pay liquidated damages to the Assignor at the rate of 1 ‰ of the consignment price of the land parcel, and shall demolish corresponding virescence and building facilities on its own.

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Article 37 If the Assignee pays the assignment price for the right to use the state-owned construction land according to this Contract, the Assignor must deliver the land on time according to this Contract. If the Assignor fails to provide the land to be assigned on time and causes the delay in possession of the land parcel hereunder by the Assignee, the Assignor shall pay liquidated damages to the Assignee at the rate of  1 ‰ of the assignment price for the right to use the state-owned construction land paid by the Assignee for each day of delay, and the term of use of the land will be calculated from the date of actual delivery of the land. If the Assignor delays to deliver the land for more than 60 days, and fails to deliver such land after required by the Assignee, the Assignee has the right to terminate the Contract. The Assignor shall return the deposit on a double basis and refund the remaining part of the paid assignment price for the right to use the state-owned construction land. The Assignee may also claim damages from the Assignor.

Article 38 If the Assignor fails to deliver the land on schedule or the delivered land fails to meet the land condition as agreed in this Contract or the Assignor changes the land use conditions unilaterally, the Assignee has the right to require the Assignor to perform its obligations according to provisions and compensate the Assignee for direct losses caused by delay in performance. The term of use of the land will be calculated from the date when the agreed land condition is reached.

Chapter 8 Applicable Law and Settlement of Dispute

Article 39 The execution, validity, interpretation, performance and settlement of dispute of this Contract apply the law of the People’ Republic of China.

Article 40 Any dispute arising from performance o this Contract shall be settled by the parties through consultation. If no agreement is reached through consultation, such dispute shall be settled in such a way as specified in Paragraph 2 of this Article:

1. To submit it to   /    arbitration commission for arbitration;

2. To bring a lawsuit to the people’s court according to law.

Chapter 9 Supplementary Provisions

Article 41 The assignment plan for the land parcel hereunder has been approved by Yizheng People’s Municipal Government. This Contract will come into force from the date of execution by the parties.

Article 42 The parties hereto warrant that the name, postal address, telephone number, fax number, opening bank and agent filled in this Contract are all true and valid. Either party whose information has any change shall notify the other party in writing within 15 days from the day of change. Otherwise, the liability for failure of timely notification thus incurred shall be borne by the party whose information changes.

Article 43 This Contract and the annexes attached hereto are 18 pages in total, and the Chinese version shall prevail.

Article 44 The price, amount and area in this Contract shall be written in words and in figures. The amount in words shall be consistent with that in figures. In case of discrepancy, the amount in words shall prevail.

Article 45 All matters uncovered by this Contract are subject to separate agreement between the parties, which shall be attached hereto and shall have the same legal effect with this Contract.

Article 46 This Contract is executed in six originals with the Assignor and the Assignee each keeping three originals, which shall be equally authentic.

Assignor (stamp): Yizheng Land and Resources Bureau	Assignee (stamp): China Sunergy (Yangzhou) Co., Ltd.

/seal/ Yizheng Land and Resources Bureau	/seal/ China Sunergy (Yangzhou) Co., Ltd.

Legal Representative (Entrusted Agent)	Legal Representative (Entrusted Agent)

(Signature):	(Signature): /s/ Zhang Ling

November 17, 2011

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Survey and Demarcation Map of Land Parcel (440) of Yizheng People’s Government

Scale 1: 2000	Plotted in August 2011

Annex 2

Vertical Limits of the Land Parcel to be assigned

Adopted Elevation System:
Scale1:

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Planning and Design Conditions for Construction Land of Yizheng

YiGuiDiShe No. 2011038	Date: October 17, 2011

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/seal/ Yizheng Municipal Urban and Rural Construction Bureau

/seal/ Yizheng Municipal Land Survey Firm

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